Exhibit 10.1

UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

July 25, 2014

Ladies and Gentlemen:

Reference is made to that certain Small Business Lending Fund – Securities Purchase Agreement, dated as of August 9, 2011 (the “Acquired Company Securities Purchase Agreement”), by and between the Secretary of the Treasury (the “Treasury”) and Select Bancorp, Inc., a North Carolina corporation headquartered in Greenville, North Carolina (the “Acquired Company”). Further detail regarding the Acquired Company Securities Purchase Agreement is set forth on Schedule A hereto. Treasury and Select Bancorp, Inc., a North Carolina corporation headquartered in Dunn, North Carolina and formerly known as New Century Bancorp, Inc. (the “Acquiror Company”), desire to set forth herein certain additional agreements as a result of the consummation of a merger transaction pursuant to an Agreement and Plan of Merger and Reorganization dated as of September 30, 2013, by and between Acquiror Company and Acquired Company (the “Merger Transaction”), which Merger Transaction was effective as of the date hereof. As a result of the Merger Transaction, the Acquired Company has been merged with and into the Acquiror Company, with the Acquiror Company being the surviving corporation and being renamed Select Bancorp, Inc. This letter shall be referred to as the “Post-Merger Side Letter.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Acquired Company Securities Purchase Agreement and the Certificate of Designation.

As a result of the Merger Transaction, the Acquiror Company has assumed the obligations and responsibilities of Acquired Company with respect to Treasury. Specifically:

1.           Concurrently herewith, the Acquiror Company is issuing an equivalent number of a new series of preferred shares (the “New Preferred Shares”) in exchange for the Acquired Company’s Preferred Shares.

2.           Pursuant to Section 3.2(a)(i) of Annex C of the Acquired Company Securities Purchase Agreement and effective as of the date hereof, Acquiror Company hereby expressly assumes the due and punctual performance and observance of each and every covenant, agreement, and condition of the Acquired Company Securities Purchase Agreement and all ancillary documents to be performed and observed by Acquired Company.

3.           In addition to the dividend obligations with respect to the New Preferred Shares, the Acquiror Company agrees to pay on the next Dividend Payment Date any accrued and unpaid dividends with respect to the Acquired Company’s Preferred Shares that may have accrued with respect to the Dividend Period in which the Merger Transaction is consummated, but that may remain unpaid.

United States Department of the Treasury

In connection with the foregoing, Acquiror Company is issuing certain new documentation to Treasury to reflect the investment that Treasury initially made in the Acquired Company, including the following (all section references below are to the Acquired Company Securities Purchase Agreement, unless otherwise provided):

1.          an officer’s certificate regarding a bring down of the representations in Annex C to the Acquired Company Securities Purchase Agreement as of the date hereof, with any exceptions to such representations noted on a disclosure schedule attached hereto as Schedule B;

2.          evidence the Acquiror Company filed a Certificate of Designation in connection with the New Preferred Shares issued to Treasury as outlined in paragraph 4 below, per Section 1.3(d) of Annex C to the Acquired Company Securities Purchase Agreement;

3.          a legal opinion regarding the valid issuance of the New Preferred Shares;

4.          a certificate representing 7,645 New Preferred Shares issued by the Acquiror Company to replace the Acquired Company’s Preferred Shares; and

5.          a copy of the articles of incorporation, as amended, and bylaws of the Acquiror Company.

In consideration of the foregoing, and to effectuate the agreement of the Acquiror Company set forth therein, the undersigned hereby agree as follows:

1.          Definitions. As of the date hereof, each reference in the Acquired Company Securities Purchase Agreement to the “Company” shall mean the Acquiror Company and each reference to the “Preferred Shares” shall mean the Senior Non-Cumulative Perpetual Preferred Stock, Series A of the Acquiror Company issued to the Secretary of the Treasury on the date hereof. All references in the Securities Purchase Agreement to the “Closing Date” shall continue to mean August 9, 2011.

2.          Binding Effect. The Acquired Company Securities Purchase Agreement as so amended shall remain in full force and effect and shall be deemed binding upon the parties thereto and hereto until further amended in accordance with its terms.

3.          Integration. This Post-Merger Side Letter, the Acquired Company Securities Purchase Agreement and the above-listed documentation constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof.

4.          Counterparts. This Post-Merger Side Letter may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

United States Department of the Treasury

5.          Governing Law. This Post-Merger Side Letter shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

[Remainder of this page intentionally left blank]

In witness whereof, this Post-Merger Side Letter has been duly executed by the authorized representatives of the parties hereto as of the date first above written.

SELECT BANCORP, INC. (f/k/a New Century Bancorp, Inc.),
the Acquiror Company

By:	/s/ William L. Hedgepeth II
Name:	William L. Hedgepeth II
Title:	President and Chief Executive Officer

THE SECRETARY OF THE TREASURY

By:	/s/ Jessica A. Milano
Name:	Jessica A. Milano
Title:	Deputy Assistant Secretary